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                                                                    EXHIBIT 99.3

                        Consent to be Named as a Director

         I hereby consent to be named as a person who will become a director of TekInsight.Com, Inc. ("TekInsight") in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission relating to the public offering by TekInsight of shares of its Series A convertible preferred stock in connection with the proposed merger of Data Systems Network Corporation with and into TekInsight Services, Inc., a wholly-owned subsidiary of TekInsight.


                                                /s/ Walter J. Aspatore
                                                -------------------------
                                                Name: Walter J. Aspatore


Dated this  ___ day of April, 2000